FIRST AMENDMENT TO THE
AMENDED AND RESTATED CUSTODY AGREEMENT

THIS FIRST AMENDMENT to the Amended and Restated Custody Agreement, dated as of January 1, 2019 (the "Agreement"), is entered into by and between FMI Funds, Inc., a Maryland corporation (the "Company"), and U.S. BANK NATIONAL ASSOCIATION, a national banking association organized and existing under the laws of the United States of America with its principal place of business at Minneapolis, Minnesota (the “Custodian”), and is effective December 31, 2019.

RECITALS

WHEREAS, the Company and the Custodian have entered into the Agreement; and

WHEREAS the Company and the Custodian desire to add the FMI International Fund II - Currency Unhedged - Institutional Class to its series; and

WHEREAS the Company and the Custodian desire to amend the fee schedule Exhibit C of the Agreement; and

WHEREAS, Article 15.02 of the Agreement allows for its amendment by a written instrument executed by both parties.

AGREEMENT

NOW, THEREFORE, the parties agree as follows:

1.	Exhibit A, the listings of funds offered, is hereby superseded and replaced with Exhibit A attached hereto.

2.	Exhibit C, the fee schedule of the Agreement, is hereby superseded and replaced with Exhibit C attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

FMI FUNDS, INC.                 U.S. BANK NATIONAL ASSOCIATION

By: _/s/ John S. Brandser_____________        By: __/s/ Jeanine M. Bajczyk___________

Name: John S. Brandser Name: __/s/ Jeanine M. Bajczyk________

Title: President             Title__Senior Vice President____________

FMI Funds

Exhibit A to the Custody Agreement – FMI Funds, Inc

Separate Series of FMI Funds, Inc

Name of Series
FMI Common Stock - Institutional Class Shares
FMI Common Stock - Investor Class Shares
FMI International - Institutional Class Shares
FMI International - Investor Class Shares
FMI Large Cap - Institutional Class Shares
FMI Large Cap - Investor Class Shares
FMI International Fund II - Currency Unhedged - Institutional Class Shares

FMI Funds

Exhibit C to the Custody Agreement – FMI Funds, Inc

Custody Services Fee Schedule, Effective December 31, 2019

Annual Fee Based Upon Market Value per Complex
[ ]% ([ ] basis points) on first $[ ] Billion of average daily market value of all long securities and cash held in the portfolio
[ ]% ([ ] basis points) on balance
Minimum annual fee – $[ ] for up to six funds in the complex
Plus, portfolio transaction fees

Portfolio Transaction Fees

▪	$ [ ] – Book entry DTC transaction, Federal Reserve transaction, principal paydown

▪	$ [ ] – Repurchase agreement, reverse repurchase agreement, time deposit/CD or another non-depository transaction

▪	$ [ ] – Option/SWAPS/future contract written, exercised or expired

▪	$[ ] – Mutual fund trade, Margin Variation Wire and outbound Fed wire

▪	$[ ] – Physical security transaction

▪	$ [ ] – Check disbursement (waived if U.S. Bank is Administrator)

A transaction is a purchase/sale of a security, free receipt/free delivery, maturity, tender or exchange.
Chief Compliance Officer Support Fee

▪	$[ ] per year per fund complex

Miscellaneous Expenses
All other miscellaneous fees and expenses, including but not limited to the following, will be separately billed as incurred: expenses incurred in the safekeeping, delivery and receipt of securities, shipping, transfer fees, deposit withdrawals at custodian (DWAC) fees, SWIFT charges, negative interest charges and extraordinary expenses based upon complexity.

Additional Services

▪	See Additional Services fee schedule for global servicing.

▪	$[ ] per custody sub – account per year (e.g., per sub –adviser, segregated account, etc.)

▪	Class Action Services – $[ ] filing fee per class action per account, plus [ ]% of gross proceeds, up to a maximum per recovery not to exceed $[ ].

▪	No charge for the initial conversion free receipt.

▪	No charge for maturity of Commercial Paper

▪	Overdrafts – charged to the account at prime interest rate plus [ ] unless a line of credit is in place.

Additional services not included above shall be mutually agreed upon at the time of the service being added. In addition to the fees described above, additional fees may be charged to the extent that changes to applicable laws, rules or regulations require additional work or expenses related to services provided (e.g., compliance with new liquidity risk management and reporting requirements).

Fees are calculated pro rata and billed monthly.

FMI Funds

Additional Global Sub-Custodial Services Annual Fee Schedule
A monthly base fee per fund will apply based on the number of foreign securities held. If no global assets are held within a given month, the monthly base charge will not apply for that month.

▪	1 – 25 foreign securities – $[ ]; 26 – 50 foreign securities – $[ ]; Over 50 foreign securities – $[ ]

▪
Euroclear – Eurobonds only. Eurobonds are held in Euroclear at a standard rate, but other types of securities (including but not limited to equities, domestic market debt and mutual funds) will be subject to a surcharge. In addition, certain transactions that are delivered within Euroclear or from a Euroclear account to a third party depository or settlement system, will be subject to a surcharge.

▪	For all other markets specified in above grid, surcharges may apply if a security is held outside of the local market.

Miscellaneous Expenses

▪	Tax reclaims that have been outstanding for more than 6 (six) months with the client will be charged $[ ] per claim.

▪
Charges incurred by U.S. Bank, N.A. directly or through sub-custodians for account opening fees, local taxes, stamp duties or other local duties and assessments, stock exchange fees, foreign exchange transactions, postage and insurance for shipping, facsimile reporting, extraordinary telecommunications fees, proxy services and other shareholder communications, recurring administration fees, negative interest charges, overdraft charges or other expenses which are unique to a country in which the client or its clients is investing will be passed along as incurred.

▪
A surcharge may be added to certain miscellaneous expenses listed herein to cover handling, servicing and other administrative costs associated with the activities giving rise to such expenses. Also, certain expenses are charged at a predetermined flat rate.

▪	SWIFT reporting and message fees.

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FMI Funds